Exhibit 99.11

BEFORE THE ARIZONA CORPORATION COMMISSION

WILLIAM A. MUNDELL
     Chairman
JIM IRVIN
     Commissioner
MARC SPITZER
     Commissioner

IN THE MATTER OF THE GENERIC	DOCKET NO. E-00000A-02-0051
PROCEEDINGS CONCERNING ELECTRIC
RESTRUCTURING

IN THE MATTER OF ARIZONA PUBLIC	DOCKET NO. E-01345A-01-0822
SERVICE COMPANY'S REQUEST FOR
VARIANCE OF CERTAIN REQUIREMENTS OF
A.A.C. 4-14-2-1606

IN THE MATTER OF THE GENERIC	DOCKET NO. E-00000A-01-0630
PROCEEDING CONCERNING THE ARIZONA
INDEPENDENT SCHEDULING
ADMINISTRATOR

IN THE MATTER OF TUCSON ELECTRIC	DOCKET NO. E-01933A-98-0471
POWER COMPANY'S APPLICATION FOR A
VARIANCE OF CERTAIN ELECTRIC POWER
COMPETITION RULES COMPLIANCE DATES

ISSUES IN THE MATTER OF TUCSON	DOCKET NO. E-01933A-02-0069
ELECTRIC POWER COMPANY'S
APPLICATION FOR A VARIANCE OF
CERTAIN ELECTRIC COMPETITION RULES
COMPLIANCE DATES.

MOTION OF
ARIZONA PUBLIC SERVICE COMPANY
FOR DETERMINATION OF THRESHOLD ISSUE

       Arizona Public Service Company (“APS”) hereby submits this Motion and respectfully requests that the Arizona Corporation Commission (“Commission”) promptly decide the critical threshold questions described below concerning the direction that this Commission intends to take on Retail Electric Competition. These questions would exist irrespective of and independent from the outcome of APS’ pending Request for a Partial Variance. APS further requests that the Chief Administrative Law Judge establish a procedural schedule in the Generic Electric Restructuring Docket, Docket No. E-00000A-02-0051 (“Generic Docket”), to set a course towards resolving each of the principal recommendations identified in Staff’s March 22, 2002 Report in the Generic Docket (“Staff Report”).

I. INTRODUCTION.

       Over six months ago, APS filed its Request for a Partial Variance to Rule 1606(B) in Docket No. E-01365A-01-0822, which is scheduled for a hearing commencing on April 29, 2002.1 Contrary to the positions take by some in reaction to that filing, APS did not ask the Commission to change the competitive model established by the Retail Electric Competition Rules. Rather, APS’ request addresses only “how much” and “how fast” the transition to competitive acquisition of power for APS Standard Offer customers would occur at the wholesale level.2 APS has never argued, and does not argue now, that the Commission should retreat from the core competitive market model that it adopted and affirmed in decision after decision starting back in 1996.

       APS’ goal in filing the Request for a Partial Variance was to protect its Standard Offer customers without impeding the continued development of a competitive wholesale market. The Company has repeatedly stated that if the Commission determines that the requested partial variance and proposed Purchase Power Agreement are not in the best interests of APS’ Standard Offer customers, then the Company will proceed with the divestiture of its generation and with good faith compliance with Rule 1606(B) as written. It is, after all, the Commission that is ultimately accountable to the citizens of Arizona, just as APS has a responsibility for protecting the interests of its customers and shareholders.

       However, based on comments in the Staff Report and the current absence of any timetable or plan to resolve what appear to APS to be fundamental questions on Retail Electric Competition, APS is becoming increasingly concerned that the Commission’s focus is being diverted by the details, rather than the fundamental policy choice that either needs to be reconfirmed or, with appropriate consideration, reversed. That threshold policy choice is straightforward—do we continue towards Retail Electric Competition or does the Commission reverse course and return to traditional cost-of-service monopoly regulation. The answer, of course, is more complex than the question, but it must be made promptly and fairly so that affected parties can take those steps necessary to implement the Commission’s decision.

II. APS’ SCHEDULE FOR COMPETITIVE BIDDING

       Given the Commission’s and APS’ mutual obligation under the Settlement Agreement relating to the transfer of APS’ generation assets no later than the end of 2002, the answer to the threshold question posed above must be at hand no later than September 1, 2002. Accordingly, in addition to proposing a plan to address the six issue areas identified by Staff in the Staff Report, which is discussed in more detail in Section IV below,3 APS intends to submit the 30-day letter regarding the asset transfer on approximately August 1, 2002 irrespective of whether the Commission has by then decided APS’ Request for a Partial Variance and irrespective of how it decides that matter.

       The Company will then proceed to issue an RFP (or RFPs) on September 1, 2002 for the procurement of Standard Offer power, to the extent it is then legally required to do so. If the Request for a Partial Variance has been approved by that date, APS will issue an RFP for the first 270 MW with implementation scheduled for January 1, 2003. If the Request for a Partial Variance is denied or is not decided by September 1, 2002, APS will issue an RFP or RFPs for at least the full 50 percent requirement specified in Rule 1606(B). Both of these RFP processes, of course, will be contingent upon the transfer of APS generating assets to Pinnacle West Energy Corporation (PWEC”) and the status of the Electric Competition Rules at that time. PWEC will be invited to competitively bid with its generating assets, including those to be transferred from APS. In either case, APS intends to discuss with Staff and other consumer groups its plan for competitive bidding and will consider the comments filed by the merchant generators in this consolidated docket, but does not intend to promote a free-for-all among merchant generators attempting to manipulate a competitive bid to suit their own commercial interests rather than the best interests of APS’ Standard Offer customers.

       If, however, the Commission elects to reverse its course on Retail Electric Competition or attempts to stay the transfer of APS’ generating assets as recommended by Staff, APS will not be subject to the competitive bidding requirements of Rule 1606(B), which only apply to Utility Distribution Companies (i.e., utilities without generation). Neither, in this event, would it have 50 percent of its Standard Offer load to bid. Obviously, if APS is required to retain cost-of-service regulated generation, it would only look to the market when it is short capacity or cannot economically self-supply its own requirements. Additionally, APS would have to acquire any PWEC generating assets that were built to serve APS customers to avoid continued bifurcated ownership of such reliability-related generation and the financing difficulties that result from such bifurcated ownership. A tabular summary of actions and outcomes reflecting each of these issues is provided below:

Commission Action	Competitive Bidding/Asset Transfer
Outcomes

Approval of Partial Variance as	·	Bidding process discussed with Staff
proposed	·	APS transfers assets on or after 9/1/02
but before 12/31/02
	·	Proposed PPA entered between APS
and PWCC
	·	Competitive bidding for 270 MW on
9/1/02

Denial of Partial Variance	·	Bidding process discussed with Staff
	·	APS transfers assets on or after 9/1/02
but before 12/31/02
	·	Competitive bidding for at least 50
percent on 9/1/02
	·	Bilateral contracts or spot purchases
for other requirements

Stay or Reversal of Asset Transfer	·	Rule 1606(B) no longer applicable to
APS
	·	No competitive bidding required
	·	APS acquires PWEC Dedicated Assets
	·	Analysis of legal options, damages
incurred by APS, PWCC, PWEC, and
just compensation

III. 1999 APS SETTLEMENT AGREEMENT.

       As the discussion in Section II illustrates, the Commission’s evaluation in the Generic Docket must be grounded on not only the previous competition-related rulemaking decisions that it approved, but also the regulatory settlements into which it entered. APS has made significant sacrifices pursuant to and in reliance on its 1999 Settlement Agreement with the Commission and has incurred tens of millions of dollars of additional costs associated with implementing the Electric Competition Rules. And, as discussed below, APS’ affiliate PWEC was created solely for the purpose and with the expectation that it would receive APS’ generation assets pursuant to the 1999 Settlement Agreement. PWEC has committed to a $1 billion investment in generating capacity that neither it nor APS would have undertaken had it not been necessary to meet the APS customer needs. Moreover, it was the Commission’s explicit prohibition on APS ownership of new generation set forth in Rule 1615 that required the formation of PWEC to construct this needed capacity for APS’ customers. Put simply, there is no “clean slate” upon which to write “new” rules relating to competition without first settling existing obligations.

       With respect to the 1999 Settlement Agreement, APS has taken the following steps pursuant to that agreement and the Commission’s Electric Competition Rules:

  Written off $234 million of prudently incurred costs;
  Reduced retail rates to date by roughly $120 million in a still-ongoing series of rate reductions;
  Created a generation company affiliate, PWEC, and hired and transferred personnel to such affiliate, and to Pinnacle West Capital Corporation (“PWCC”) Marketing and Trading, to effect the required separation of competitive assets;
  Dismissed its legal challenges to the Electric Competition Rules;
  Initiated negotiations with co-participants, fuel suppliers, governmental entities, creditors, and others for consents relating to the transfer of APS’ generation;
  Prepared and filed an application with the Nuclear Regulatory Commission for approval of the transfer of APS’ share in the Palo Verde Nuclear Generating Station to PWEC;
  Obtained contingent credit ratings for PWEC from the three credit rating agencies premised on the assumption that PWEC would receive the APS generating assets; and
  Prepared appraisals, legal documents of transfer, and obtained Private Letter Rulings from the Internal Revenue Service relating to the asset transfer.

APS undertook all of these steps and provided its customers with rate reductions during a period in which many Western United States utility customers were experiencing rate shock and rolling blackouts.

       Just as significant, however, is the $1 billion commitment that PWEC made since the 1999 Settlement Agreement to construct generation to assure that APS customers enjoyed continued reliable electric service. When the Electric Competition Rules were adopted and APS was told it could no longer construct new generation, it was necessarily PWEC that constructed local generation within the Phoenix area, installed trailer mounted temporary and now permanent generation to provide needed peaking capacity to APS customers, and constructed Redhawk Units 1 and 2 to meet the needs of APS customers beginning this summer, bypassing the option to sell Redhawk into the rich California market. No other party stepped forward to undertake this reliability obligation for APS, and without this commitment APS customers would have faced last summer and would be facing this summer and next significant risk of curtailments. In addition, PWCC provided bridge financing for this construction program, with the understanding that PWEC would be able to secure its own long-term financing once the APS generating assets were transferred pursuant to the 1999 Settlement Agreement.

       Thus, APS was disappointed with Staff’s recommendation that the asset transfer already approved by the Commission should be stayed or modified until at least the completion of an as yet undetermined generic review. The Electric Competition Rules never intended for generating assets to be bifurcated between PWEC and APS, and the added financing costs associated with the continued bifurcation of generation asset ownership between APS and the $1 billion investment in generation by PWEC is adversely affecting the financial integrity of both companies, as well as PWCC. In fact, APS believes that if the Commission indeed reneges on its approval of the asset transfer, the resultant financial impact could well result in a downgrade of both PWCC and APS by its rating agencies,4 exacerbating the damages incurred by such a breach of the 1999 Settlement Agreement.

       If, notwithstanding the Settlement Agreement, the Commission stays or refuses to allow the transfer of APS’ generation to PWEC, which would amount to a reversal of course towards Retail Electric Competition, then the Commission would be legally required to address just compensation to APS, PWCC and PWEC as well as be subject to other appropriate remedies for breach of the Settlement Agreement in the Company’s next rate case. At a minimum, this would include (1) recognizing the transfer to APS of all assets that PWEC constructed to meet APS’ load-serving requirements, and subsequently including such units in APS’ rate base in accordance with traditional rate-of-return regulation,5 (2) reversing APS’ $234 million write-off and providing for the recovery of such amounts in future rates, and (3) providing for the recovery of all costs incurred as a result of the transition to competition, including 100 percent of the costs incurred in preparation for divestiture (and not just the 2/3 permitted under the Settlement Agreement). APS, however, believes that such a reversal in course is neither necessary nor worth the costs to all involved.

       Moreover, given the commitments and actions discussed above, APS does not believe that simply delaying everything is an acceptable alternative. There is significant concern in the financial community regarding the Commission’s apparent or potential change in direction with respect to the Electric Competition Rules and the 1999 Settlement Agreement. This uncertainty that the Commission has created regarding these subjects itself threatens the bond ratings of the Company and its affiliates. Thus, APS believes that Arizona can and should move forward towards Retail Electric Competition, irrespective of the Commission’s decision in APS’ Request for a Partial Variance, by adopting the procedural plan discussed below.

IV. PROPOSED PROCEDURAL PLAN.

       APS recommends that the following procedural plan be adopted to address the issues identified by Staff in its Staff Report and that such a plan proceed concurrently with the procedural schedule for APS’ Request for a Partial Variance. This plan is focused around the six issue areas identified in the Staff Report, and is discussed in the same order presented in the Staff Report, and will allow parties to take those steps necessary to make real progress in implementing the principles of electric competition on a realistic but still aggressive schedule while not upsetting the continuation of reliable, predictable, and reasonably-priced Standard Offer Service to APS’ customers.

       1.       Market Power and Market Monitoring.

       With respect to wholesale markets, there is significant activity at the Federal Energy Regulatory Commission (“FERC”) dealing with these issues. FERC has issued and is taking comment on its standard market design working papers for wholesale power markets.6 It is expected this summer to commence the “GigaNOPR” rulemaking for wholesale power markets that will necessarily impact wholesale market issues in Arizona. Additionally, in Arizona the formation of the WestConnect Regional Transmission Organization (“RTO”) and the continued implementation of FERC’s Order 2000 regarding RTO formation will affect wholesale power markets, specifically regarding interstate transmission. Thus, many of the significant federal drivers affecting wholesale power issues and market monitoring are still under development and are unlikely to be implemented this year. Accordingly, the most appropriate course of action on this issue is for the Commission to continue to actively monitor and participate in these issues at FERC and before Congress, and to continue to review all jurisdictional public service corporation filings at FERC on wholesale power issues. If and when the Commission believes that action at the state level is necessary and appropriate on market power or market monitoring issues, the Commission could respond specifically to such issues in the then-current context. However, the federal issues probably need to develop further before specific state action can be discerned or undertaken to complement for Arizonans the future actions of FERC and, potentially, the Congress.

       2.       Competitive Bidding.

       Regardless of the ultimate resolution of APS’ Request for a Partial Variance, a competitive bidding process needs to be developed and implemented. APS intends to issue an RFP (or RFPs) for competitive bidding no later than September 1, 2002. APS will discuss this RFP with Staff and consumer groups, but does not intend to open the competitive bidding plan for debate by those who would prefer to structure the process in a way that suits their desires, rather than the best interests of APS’ customers. If the Commission determined that a rulemaking was required to provide more definition to Rule 1606(B), it could initiate such a proceeding which, pursuant to the Administrative Procedures Act, would apply prospectively.

       3.       Transfer of Generation Assets.

       Rule 1615 requires the separation of Competitive Services, including generation assets, from Affected Utilities such as APS. In the 1999 Settlement Agreement and in Decision No. 61973, the Commission approved the transfer of APS’ generating assets and Competitive Services to separate affiliates of APS. As discussed above, APS has substantially relied on that approval, and that the Commission should not and legally cannot now revoke the authority to transfer APS’ generation assets. Further, the Commission’s decision that generation would be regulated by FERC under the Federal Power Act, rather than by the state under cost-of-service principles, was made four years ago and cannot realistically be revisited now. Accordingly, APS intends to submit its 30-day letter regarding the generation asset transfer on approximately August 1, 2002.

       4.       Transmission Constraints and Reliability.

       The siting of new merchant generating capacity has created transmission constraints and is a factor affecting the configuration and operation of the transmission system in Arizona. There are also significant emerging regulatory and market-based initiatives, including the WestConnect RTO, that give rise to uncertainty in future system planning. For example, there are significant issues regarding the allocation and recovery of costs for transmission upgrades driven not by system reliability, but by economics and the siting choices of merchant power plants. All of these evolving issues have the potential to affect continued reliable service to APS’ customers.

       Due to facilities siting requirements, reliability issues, long permitting and construction lead times, the treatment of existing contracts, and the continued development of the RTO process and standard market design, addressing transmission constraints and associated issues is a long-term process. Accordingly, further Commission activity addressing this issue should occur in the context of the 2002-2003 Biennial Transmission Assessment which is scheduled to commence in May 2002. APS believes that Staff should attempt to structure that process to address and collaboratively resolve as many of these transmission issues as possible. Also, an explicit transmission study addressing Arizona transmission constraints, system reliability, and market issues could be performed as part of the Biennial Transmission Assessment, which study could include the regulatory treatment and appropriate function of must run local generation resources.

       5.       Adjustor Mechanisms.

       Section 2.6 of the 1999 APS Settlement Agreement requires APS to submit an adjustment clause for Commission approval that will recover Electric Competition-related costs specified in that Settlement Agreement. APS believes that it is appropriate to consider specific adjustor mechanisms in utility-specific proceedings. Thus, for APS, the submission of the adjustor mechanism and the process for addressing that mechanism should occur in the context laid out in the 1999 Settlement Agreement.

       6.       Retail Direct Access and Shopping Credits.

       As part of the Generic Docket, Staff should initiate a workshop process to assess the appropriate scope of retail Direct Access. The purpose of the workshop process shall be to determine whether a rulemaking proceeding to amend the Electric Competition Rules should be initiated to facilitate Direct Access to all or certain customer classes. Also pursuant to the 1999 Settlement Agreement, APS is required to file a general rate case by June 30, 2003, with any resulting rate changes to be implemented beginning July 1, 2004. Specific issues surrounding the “shopping credit” for APS, as well as rate design and unbundling can best be addressed in this already scheduled proceeding for APS.

       7.       Other Issues.

       Certainly, the six issues outlined in Staff’s recommendations in the Staff Report do not represent every issue that must or should be addressed in the Generic Docket. However, they do represent the core issues. Other issues can be addressed in a more ad hoc fashion, using the most appropriate procedural vehicle (workshops, rulemakings, etc.).

V. CONCLUSION.

       The Commission is at a critical juncture where it must make a threshold decision adopting one or the other of two alternatives. It must make the decision of whether we continue towards Retail Electric Competition—irrespective of whatever action it takes in APS’ Request for a Partial Variance—or whether we reverse course now, and try to repair the damage that has been done. Simply delaying a decision is not an option given the 1999 Settlement Agreement and the significant commitments that APS, PWCC and PWEC have made in reliance on the Settlement Agreement and the Commission’s prior decisions regarding Retail Electric Competition.

       Accordingly, APS respectfully requests that the Commission timely take whatever action it deems necessary to make the threshold decision and eliminate at least the harmful uncertainty surrounding whether Arizona continues towards retail competition and whether the Commission will honor its commitments in the 1999 Settlement Agreement. The Chief Administrative Law Judge could then approve an appropriate procedural schedule, or otherwise initiate a process, to adopt a plan to follow through on that threshold decision.

       RESPECTFULLY SUBMITTED this 19th day of April, 2002.

SNELL & WILMER L.L.P.

Jeffrey B. Guldner

Thomas L. Mumaw
Jeffrey B. Guldner
Faraz Sanei

Attorneys for Arizona Public Service Company

Original and 18 copies of the foregoing
filed this 19th day of April, 2002, with:

Docket Control
Arizona Corporation Commission
1200 West Washington
Phoenix, AZ 85007

Copies of the foregoing mailed, faxed or
transmitted electronically this 19th
day of April, 2002, to:

All parties of record

Lisa Krafve

Lisa Krafve

1     APS is not in any way suggesting in this Motion that the April 29, 2002 hearing be delayed.
2     APS is not speaking for any of the other Affected Utilities, although most of them are already exempt from Rule 1606(B).
3     APS is not requesting Commission approval of the schedule set forth in this Section II. What is set forth in this section is simply intended to advise the Commission of the schedule that APS plans to pursue irrespective of the resolution of APS’ Request for a Partial Variance or proceedings in the generic docket. Additionally, in part, this is intended to provide parties (including Staff) some degree of certainty as to when APS intends to file the 30-day letter regarding the asset transfer.
4     PWEC’s investment grade rating, which was contingent on the asset transfer, would never materialize, thus crippling its future, perhaps irreversibly.
5     Although these reliability-related generating assets would increase the Company’s rate base, they would also offset significant purchased power expenses that APS would otherwise incur and have to recover through rates.
6     Federal Energy Regulatory Commission, Working Paper on Standardized Transmission Service and Wholesale Electric Market Design (March 15, 2002); Federal Energy Regulatory Commission, Options for Resolving Rate and Transition Issues (April 10, 2002).